Exhibit 99.1

Press Release

Release Date: August 28, 2015	Contact: Joseph R. Corrato,
At 4:30 p.m. EST	President
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES HIRING OF
 NEW CHIEF LENDING OFFICER AT BANK SUBSIDIARY

Philadelphia, Pennsylvania (August 28, 2015) - Prudential Bancorp, Inc. (the "Company") (Nasdaq: PBIP), announced today that its subsidiary, Prudential Savings Bank (the "Bank") appointed Douglas J.R. Smith to serve as Senior Vice President-Chief Lending Officer, effective August 31, 2015. Mr. Smith has served both as a Chief Credit Officer and Chief Lending Officer for various financial institutions in Pennsylvania during his long banking career, including his most recent position as Executive Vice President-Chief Credit Officer at Noah Bank in Elkins Park, PA. He also served as a Lieutenant Colonel in the U.S. Army Reserve, Special Operations Command, retiring after 25 years of service to our country.

 President Joseph R. Corrato stated, "I am very pleased to welcome Doug to Prudential Savings Bank. He has more than 30 years of banking and credit experience and will be an invaluable addition to our efforts to grow and diversify our loan portfolio. As I've stated previously, our greatest strength is the local managerial presence and decision making that we bring to the market areas we serve. As a local resident, Doug strengthens that presence and further enhances our ability to provide personalized service to both current and prospective clients."

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, four of which are in Philadelphia, one is in Drexel Hill, Delaware County, Pennsylvania and the remaining branch is located in Chalfont, Bucks County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors include general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.